Exhibit 23.2

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement of Apeiron Capital Investment Corp. on Form S-4 our report dated May 10, 2023 of Gio World Health Limited for the year ended December 31, 2022, which includes an explanatory paragraph as to Gio World Health Limited’s ability to continue as a going concern, with respect to our audits of the financial statements as of the year ended December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022 and the period September 20, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Victor Mokuolu, CPA PLLC
Houston, Texas
May 11, 2023

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